Exhibit 10.23
****TEXT OMITTED AND FILED SEPARATELY
CONFIDENTIAL TREATMENT REQUESTED
BY MESA AIR GROUP, INC.
UNDER 17C.F.R. SECTION 200.80(B)(4),
200.83 AND 240.24b-2
JOINT VENTURE CONTRACT
THIS CONTRACT (“Contract”) is made in Beijing, the People’s Republic of China on this twenty second day of December, 2006 by and between Shenzhen Airlines Co., Ltd. (hereinafter referred to as “Party A”), Ping Shan SRL (hereinafter referred to as “Party B”), and Shan Yue SRL (hereinafter referred to as “Party C”). Party A, Party B, and Party C shall hereinafter be referred to individually as a “Party” and collectively as the “Parties”.
RECITALS
     Whereas, per friendly consultations under the principles of equality and mutual benefit, the Parties have agreed to establish an equity joint venture (hereinafter referred to as the “Company”) in accordance with the EJV Law and the EJV Implementing Regulations, other Applicable Laws and regulations of the People’s Republic of China (hereinafter referred to as the “PRC”);
     Whereas, the Parties intended to establish the Company as the legal entity to establish, develop, own, operate and manage the Company, a PRC-registered airline with a regional jet fleet to offer common carrier passenger service to the public on PRC domestic and international markets;
     Whereas, for the purpose stated in the immediately above paragraph, the Parties had entered into a Letter of Intent on July 25, 2006 to set forth the general principles of understanding between, as well as the undertakings by, the Parties to achieve the above indicated objectives.
     Now, with such a goal, the JV Parties agree:
1. DEFINITIONS AND INTERPRETATION
          Unless the terms or context of this Contract otherwise provide, this Contract shall be interpreted in accordance with, and each of the terms used herein shall have the meaning ascribed to it in, Schedule A.
2. PARTIES TO THE CONTRACT
     2.1 Particulars of Parties
     The Parties to this Contract are:
(a)	Party A, Shenzhen Airlines, Ltd. (in Chinese: ), a corporation limited by shares established and existing under the laws of the People’s Republic of China, with its main office at Shenzhen Bao’an International Airport, Shenzhen, the People’s Republic of China, 518128;

Legal Representative of Party A:

Name: Zhao Xiang

Title: Chairman of the Board

Nationality: Chinese

(b)	Party B, Ping Shan SRL, a society with restricted liability organized and existing under the laws of the Barbados, with its main office at Citco Corporate Management (Barbados) Limited, Whitepark House, White Park Road, Bridgetown, Barbados

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Legal Representatives of Party B:

Name: Jonathan Ornstein

Title: Chief Executive Officer

Nationality: USA

Name: George P. Murnane III

Title: Vice President and Assistant Secretary

Nationality: USA

Name: Brian Gillman

Title: Assistant Secretary and Assistant Treasure

Nationality: USA

and

(c)	Party C, Shan Yue SRL, a society with restricted liability organized and existing under the laws of Barbados, with its main office at Citco Corporate Management (Barbados) Limited, Whitepark House, White Park Road, Bridgetown, Barbados

Legal Representative of Party C:

Name: Mo Garfinkle

Title: President and Assistant Secretary

Nationality: USA
     2.2 Parties’ Legal or Authorized Representatives
          Each Party shall have the right to change its legal or authorized representative and shall promptly notify the other Party of such change and the name, position and nationality of its new legal or authorized representative.
3. ESTABLISHMENT OF THE COMPANY
     3.1 Establishment of Company
          The Parties hereby agree to establish the Company promptly after the Effective Date in accordance with the EJV Law, the EJV Implementing Regulations, other Applicable Laws and regulations of the PRC.
     3.2 Name of Company
          The name of the Company shall be in Chinese, and “Kun Peng Airlines, Co., Ltd.” in English.

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     3.3 Company’s Legal Address
          The legal address of the Company shall be New China Insurance Building, No 8, Lianhuachi Xili, Fengtai District, Beijing, the PRC (in Chinese: ).
     3.4 Company Branch Offices
          The Company may establish branch offices inside the PRC and/or overseas with the consent of the Board and the approval from the relevant governmental authorities.
     3.5 Limited Liability Company
          The form of organization of the Company shall be a limited liability company.
4. PURPOSE AND SCOPE OF OPERATION
     4.1 Purpose of Joint Venture
          The purpose of the joint venture shall be to utilize the combined technological, management, operational and marketing strengths of the Parties within the approved scope of business of the Company to achieve worthwhile economic results and a return on investment satisfactory to the Parties.
     4.2 Scope of Business
          The scope of business of the Company shall be to offer common carrier passenger service to the public on PRC domestic and international markets.
     4.3 Independent Entity
          The Company shall conduct its business as an independent economic entity and will operate autonomously.
5. TOTAL INVESTMENT AND REGISTERED CAPITAL
     5.1 Total Investment Amount
          The total amount of investment required by the Company is presently estimated by the Parties to be [****] Renminbi Yuan (RMB [****]).
     5.2 Registered Capital Amount
          The Company’s registered capital shall be [****] Renminbi (RMB [****]).
     5.3 Contributions to Capital
(a)	Party A’s contribution to the registered capital of the Company shall be [****] Renminbi Yuan (RMB [****]), representing a fifty-one percent (51%) share of the registered capital of the Company.

(b)	Party B’s contribution to the registered capital of the Company shall be [****] Renminbi Yuan (RMB [****]), representing a twenty-five percent (25%) share of the registered capital of the Company.

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(c)	Party C’s contribution to the registered capital of the Company shall be [****] Renminbi Yuan (RMB [****]): representing a twenty-four percent (24%) share of the registered capital of the Company.
     5.4 Payment of Registered Capital; Conditions Precedent
(a)	Subject to Article 5.4(c) below, each Party shall make its contribution to the registered capital of the Company in accordance with Schedule B to this Contract.

(b)	Subject to Article 5.4(c) below, in the event that a Party fails to make its capital contribution, in whole or in part, in accordance with the provisions of this Contract, such Party shall be liable to pay simple interest to the Company at a rate equal to [****] percent ([****]%) per annum on the unpaid amount from the time due until the time the full outstanding amount including penalty interest is paid to and received by the Company.

(c)	No Party shall have any obligation to make its contribution to the Company’s registered capital until it has received each of the following documents:
(i)	a copy of the Approval Letter and the Approval Certificate approving this Contract and the Articles of Association issued by the Ministry of Commerce or its local counterpart and General Administration of Civil Aviation;

(ii)	a copy of the Business License incorporating the business scope set out in Article 4.2; and

(iii)	the approval of each Party’s board of directors; provided, however, if the Company has obtained the items listed in (i) and (ii) above, the approval of each Party’s board of directors shall not be a condition to such Party’s obligation to make its applicable contribution to the Company’s registered capital.
          (d) In the event that:
(i)	any Approval Document is not issued within ninety (90) days of the date of submission of the relevant application in respect thereof, or

(ii)	the Examination and Approval Authority rejects any of the documents submitted for approval and the Parties cannot agree on the changes needed to obtain such approval within ninety (90) days of the notification of such rejection to the Parties, then any Party shall have the right to issue written notice to the other Party(ies) declaring this Contract and the Articles of Association immediately null and void, whereupon the Parties shall apply for the cancellation of the Business License (if issued) and, where any capital contributions have been made to the Company, the liquidation of the Company pursuant to Article 16.4. In such case, no Party shall have any right whatsoever to require the other Party(ies) to make any further contribution to the registered capital of the Company or otherwise to require any other performance of this Contract or (except in cases of willful misconduct) to claim any damages from the other Party.
     5.5 Investment Certificates
(a)	When a Party has made all or any part of its contribution to the registered capital of the Company, a Chinese registered accountant appointed by the Board shall verify such contribution and issue a capital contribution verification report in the form required under Applicable Laws of the PRC.

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(b)	In accordance with such report, the Parties shall cause the Company to issue an Investment Certificate to the relevant Party. An interim certificate shall be issued in respect of each partial contribution made by a Party. Upon completion of all capital contributions by a Party, any interim certificate(s) shall be returned to the Company for cancellation and a final Investment Certificate shall be issued

(c)	Any interim or final Investment Certificate shall be signed by the Chairman and the Vice Chairman of the Board and stamped with the Company seal, and shall certify the amount of registered capital contributed by such Party and the date on which such capital contribution was made.
     5.6 Assignment of Registered Capital
(a)	A Party may sell, transfer, pledge, encumber or otherwise dispose of (each a “transfer”) all or any part of its interest in the registered capital of the Company to any third party only with the prior written consent of the other two Parties, the unanimous approval of the Board and the approval of the Examination and Approval Authority, and any transfer of an interest in the Company must not result in the Company or the ownership thereof to be in violation of the Applicable Laws in effect at the time of such transfer.

(b)	Upon receipt of approval from the Examination and Approval Authority, the Parties shall cause the Company to register the change in ownership with the SAIC. All transfers shall be handled in compliance with the Applicable Laws in effect at the time of such transfers.

(c)	Unless a Party is transferring its interest in the registered capital of the Company to an Affiliate Assignee (defined in 5.6(f)), if either (i) Party A or (ii) Party B, or (iii) the aggregate of Party B and Party C (the “Assigning Party”, as applicable) propose(s) to transfer all or any part of its or their interest in, the registered capital of the Company to a third party, the other Parties (which is Party B if Party A is the Assigning Party or which is Party A if Party B or the aggregate of Party B and Party C is/are the Assigning Party) shall have a right of first refusal to purchase or have a designee which does not violate any Applicable Laws relating to the ownership of the Company purchase such interest at the price offered to the third party. The Assigning Party shall notify the other Parties in writing on the terms and conditions of the proposed transfer. If the other Party does not exercise its right of first refusal of purchase or to have its designee purchase within thirty (30) days after delivery of such notice, such other Party shall be deemed to have consented to such transfer and covenants that it will sign all necessary documents in connection therewith and will cause the directors appointed by it to attend in person, by proxy or by telecommunications any Board meeting at which such transfer is to be voted in favor of a resolution approving such transfer or to sign a written resolution circulated in lieu of such a meeting of the Board, as the case may be. Unless Party C is transferring its interest in the registered capital of the Company to an Affiliate Assignee, if Party C (the “Assigning Party”) propose(s) to transfer all or any part of its interest in the registered capital of the Company to a third party, Party B shall have a right of first refusal to have a designee purchase such interest at the price offered to the third party. The Assigning Party shall notify the other Parties in writing on the terms and conditions of the proposed transfer (the “Transferring Notice”). If Party B does not exercise its right of first refusal of purchase within thirty (30) days after receipt of the Transferring Notice, Party A shall have a right of refusal to have a designee purchase such interest at the price offered to the third party. If Party B and/or Party A do/does not exercise their/its right of refusal of purchase, such Party(ies) shall be deemed to have consented to such transfer and covenants that it/they will sign all necessary documents in connection therewith and will cause the directors appointed by it/them to attend in person, by proxy or by telecommunications any Board meeting at which such transfer is to be voted in favor of a resolution approving such transfer or to sign a written resolution circulated in lieu of such a meeting of the Board, as the case may be.

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(d)	If a Party desires to sell all or part of its interest in the registered capital of the Company to the other Party(ies), and the other Party(ies) desire to purchase such interest, the Parties, including the Selling Party, shall jointly request an Independent Appraiser to conduct a valuation of the Company using the Industry Valuation Method. The Independent Appraiser shall complete the valuation of the Company within forty-five (45) days. The valuation determined by the Independent Appraiser shall be the valuation adopted by the Parties for purposes of this provision. The purchase price for all or part of a Party’s share of the registered capital of the Company shall be calculated by multiplying the value of the Company as determined above by the percentage of such Party’s share of the registered capital to be transferred.

(e)	To the extent permitted by Applicable laws relating to the ownership of the Company, in the event of a transfer by Party A or a transfer by Party B or a transfer by both Party B and Party C, in each case to a non-Affiliate Assignee, any non-transferring Party shall have the right, but not the obligation, to participate in the transfer and to sell to the transferee all or part of such non-transferring Party’s share in the registered capital of the Company on the same term and conditions as described in the notice (“Tag Along Right”). Any non-transferring Party that intends to exercise such Tag-Along Right shall, within thirty (30) days following the delivery of the notice of an intent to transfer, deliver a written notice of such intention to the transferring Party(ies), specifying the proportion of its share in the registered capital of the Company with respect to which it has elected to exercise its Tag-Along Right.

If the non-transferring Party, does not exercise its Tag-Along Right in writing within thirty (30) days of the delivery of the notice from this transferring Party, the non-transferring Party shall be deemed to have waived its Tag-Along Right and shall immediately thereafter confirm in writing its consent to the transfer to the transferee as specified in the notice of intent to transfer and, if applicable, cause each of the directors it has appointed to approve such transfer. In such case, the transferring Party(ies) may assign, sell, transfer or otherwise dispose of such share in the registered capital of the Company to the proposed transferee on the terms and conditions set out in the notice of intent to transfer.

(f)	Notwithstanding subsections (c), (d) and (e) of this Article 5.6 above, the Assigning Party may transfer all or part of its amount of the registered capital of the Company to an Affiliate (the “Affiliate Assignee”) of the Assigning Party under the following conditions:
(i)	the Affiliate Assignee shall assume and undertake to perform fully all of the obligations of the Assigning Party under this Contract; and

(ii)	the Assigning Party shall acknowledge and agree that to the extent that the Affiliate Assignee fails to perform any obligation hereunder the Assigning Party is not released from, and remains jointly and severally liable with the Affiliate Assignee for, the full performance of the provisions of this Contract and any damages for the breach thereof.
The Affiliate Assignee and the Assigning Party each shall provide to the other Party a written indemnification in respect of the foregoing satisfactory to the other Parties. If a Party intends to transfer its interest or a portion of its interest in the Company to an Affiliate Assignee, such non-transferring Party(ies) shall be deemed to have consented to such transfer and covenant(s) that it/they will sign all necessary documents in connection therewith and will cause the directors appointed by it/them to attend in person, by proxy or by telecommunications any Board meeting at which such transfer is to be voted in favor of a resolution approving such transfer or to sign a written resolution circulated in lieu of such a meeting of the Board, as the case may be. For tho avoidance of doubt, no Party shall have a right of first refusal to purchase or a Tag Along Right should a Party elect to transfer to an Affiliate Assignee.
     5.7 Encumbrance of Interests in the Company

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          A Party may not mortgage, pledge or otherwise encumber all or any part of its interest in the Company without the unanimous approval by the Board of directors of the Company.
     5.8 Increase or Reduction of Registered Capital
(a)	Any increase or reduction in the registered capital of the Company must be (i) approved by a unanimous vote of the members of the Board present at a meeting or by unanimous written resolution and (ii) submitted to the Examination and Approval Authority for approval. Upon such approval; the Parties shall cause the Company to register the increase or reduction with the SAIC. Except as provided in clause (b) below in respect of unilateral contributions to increases in the Company’s registered capital, each Party shall contribute to any increase or bear its proportionate share of such reduction in proportion to its percentage interest in the registered capital of the Company at the time of the increase or reduction.

(b)	The Parties acknowledge that if the Company achieves the operations, revenue and earnings targets anticipated by the Parties, one or more increases in the registered capital of the Company might be required to support the expansion of the Company’s business. Each Party desires to facilitate such expansion by contributing its proportionate share of the required increase(s) in the registered capital of the Company. However, if a Party (“Declining Party”) for any reason declines to contribute its proportionate share of any required increase, then such Declining Party hereby irrevocably agrees that the other Parties may contribute the full amount of such increase in the registered capital in accordance with the shares of the other Parties in the Company. The resulting changes in the Parties’ relative shares of the registered capital shall be handled in accordance with the Applicable Laws of the PRC. The Declining Party hereby covenants that it will sign all necessary documents and cause the directors appointed by it to attend in person, by proxy or by telecommunications any Board meeting at which such matters are considered and to vote in favor of all resolutions necessary or desirable to effect such unilateral contribution to the increase in the registered capital of the Company and the resulting change in the Parties’ relative interests in the registered capital of the Company or to sign a written resolution circulated in lieu of such a meeting of the Board, as the case may be.

(c)	In the event that the Company’s operations are reduced substantially from the scale of operation originally anticipated by the Parties, or the Company experiences substantial and continuing losses resulting in negative retained earnings not anticipated by the Parties in the agreed Business Plan, or in any other circumstance permitted under Applicable Laws of the PRC or agreed by the Parties, the Parties may agree to reduce the registered capital of the Company on a pro rata basis. In determining the amount of any reduction in the Company’s registered capital, the Parties may request an Independent Appraiser to perform a valuation of the Company using the Industry Valuation Method, and/or applying such other factors as the Parties mutually deem appropriate.
     5.9 Additional Financing
(a)	The Company may borrow from commercial banks and financial institutions from time to time as the business operation may require. The Company may obtain loans from sources inside or outside the PRC; provided, however, that any financing sourced from outside the PRC must be in compliance with Applicable Laws.

(b)	No external financing raised by the Company shall confer any right on any lender to acquire an interest in the registered capital of the Company or to participate in the Business.

(c)	If any guarantee is required as security for any external financing of the Company approved by the Board, and if the Parties agree to provide guarantees in relation to such

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financing, the Parties shall severally guarantee the obligations of the Company under such external financing in proportion to their respective interests in the registered capital of the Company at such time as the guarantee is given (unless otherwise agreed in writing by the Parties). If the Parties agree to provide guarantees, each Party shall provide a non-recourse loan payment guarantee (but shall not be obligated to provide any other type of payment or performance guaranty, collateral or indemnification) to the applicable lender(s).
6. RESPONSIBILITIES OF THE PARTIES
     6.1 Responsibilities of Party A
          In addition to its other obligations under this Contract, Party A shall have the following responsibilities:
(a)	assist the Company to procure the office and necessary additional facilities for the Company to run its business, including land, premises, offices and utility supplies;

(b)	assist the Company in recruiting qualified employees according to the requirements approved by the Board;

(c)	assist the Company with public relations;

(d)	assist non-citizen employees of other Parties and the Company to obtain visas to the PRC and/or residence permits and working permits in the PRC;

(e)	assist the Company to secure supplies from domestic suppliers;

(f)	assist the Company with the importation of materials or other kinds of goods necessary to operate the business of the Company;

(g)	assist with the branding and marketing of the Company;

(h)	obtain relevant Permits, promptly, and in any event, within three (3) business days provide respectively to Party B and Party C, a copy of the documents received by Party A from any government agencies in respect of any Permits or otherwise in relating to the establishment, operations or business of the Company. After the establishment of the Company, Party A shall deliver all the originals of such documents to the Company.

(i)	assist in obtaining amendments to, or renewals of, any of the Permits as required by the business of the Company from time to time;

(j)	make its contribution to the registered capital of the Company as provided in Article 5.4 hereof;

(k)	handle other matters entrusted to it pursuant to separate written agreement entered into by the Company and Party A from time to time.
     6.2 Responsibilities of Party B and Party C
          In addition to its other obligations under this Contract, Party B and Party C shall have the following responsibilities:
(a)	make contributions to the registered capital of the Company as provided herein;

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(b)	handle other matters entrusted to it pursuant to separate written agreement entered into by the Company and Party B or Party C from time to time;

(c)	secure aircraft and spare part supplies from foreign suppliers through leases, subleases, purchase agreements or otherwise; and

(d)	provide high level executives for the management of the Company and technical support and training for employees of the Company.
7. BOARD OF DIRECTORS
     7.1 Formation of the Board
(a)	The Board shall be formed on the Business License Issuance Date.

(b)	The Board shall consist of seven (7) directors, four (4) of whom shall be appointed by Party A, two (2) of whom shall be appointed by Party B, one (1) of whom shall be appointed by Party C.

(c)	Each director shall be appointed for a term of four (4) years and may serve consecutive terms if re-appointed by the Party by which such directors were originally appointed. A director can be removed at the pleasure of the Party by which such director was originally appointed. If a seat on the Board is vacated by the retirement, resignation, illness, disability or death of a director or by the removal of such director by the Party by which such director was originally appointed, the Party which originally appointed such director shall appoint a successor to serve out such director’s term.

(d)	A director appointed by Party A shall serve as the Chairman of the Board (“Chairman”) and a director appointed by Party B shall serve as Vice Chairman of the Board (“Vice Chairman”). The Chairman shall be the legal representative of the Company. Whenever the Chairman is unable to perform his responsibilities for any reason, the Chairman shall designate the Vice Chairman to perform his responsibilities temporarily in accordance with this Contract and the Articles of Association.

(e)	Directors appointed by a Party shall be individuals of high integrity with appropriate experience as senior business managers, professionals, government officials or other similar qualifications. Directors shall also satisfy all qualification requirements under Applicable Laws of the PRC. The Party appointing a director shall submit written notice of his appointment or removal to the other Party and (following formation of the Board) the Chairman and the Secretary to the Board (“Secretary”). Upon execution of this Contract, each Party shall notify the other Parties in writing of the names, titles and nationalities of the initial slate of directors appointed by such Party. A summary of the qualifications and experience of each proposed new director shall be attached to the notice of appointment. Each appointment or removal of a director shall be submitted to the Board for ratification at the next regular or interim Board meeting. The Secretary shall record such appointment or removal of a director in the Company’s books and register the same with the SAIC.

(f)	The Chairman, acting in consultation with the Vice Chairman, shall appoint a Secretary for a term of three (3) years. The Secretary shall be a responsible and mature individual who is fluent in written and oral English and Chinese. The Secretary shall perform his duties in accordance with the provisions of this Contract and the Articles of Association under the supervision of the Chairman and the Vice Chairman. The Secretary shall not be appointed from the members of the Board or the Management Personnel but may be an employee of the Company or one of the Parties. The term of the Secretary can be

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extended or the Secretary may be removed or replaced by the Chairman acting in consultation with the Vice Chairman.

(g)	The Chairman, Vice Chairman, Secretary and each director shall bear fiduciary responsibilities to the Company in accordance with Applicable Laws of the PRC and such additional ethical policies as the Board may adopt (collectively, “Applicable Ethical Rules”). The Chairman, Vice Chairman, Secretary and the other directors shall serve without remuneration, but all reasonable costs, such as round-trip air fares and reasonable accommodation incurred by the directors in the performance of duties assigned by the Board shall be borne by the Company in accordance with such policies and guidelines as the Board may adopt from time to time.

(h)	No director shall bear any personal liability for any acts performed or not performed in good faith in his capacity as a director or as assigned by the Board, except for willful misconduct, and/or acts in violation of Applicable Laws of the PRC or applicable ethical rules. Subject to the foregoing, the Parties shall cause the Company to indemnify each director against any claims that may be brought against such director for acts performed in his capacity as a director of the Company.
     7.2 Powers of the Board
(a)	The Board shall be the highest authority of the Company.

(b)	Adoption of resolutions relating to the following matters shall require the unanimous affirmative vote of each and every director of the Board present in person, by proxy or by telecommunications at a duly convened meeting of the Board:
(i)	Any amendment of this Contract and the Articles of Association;

(ii)	Any merger of the Company with another legal entity or organization, or the investment of capital or assets by the Company in another legal entity or organization;

(iii)	Termination or dissolution of the Company and resulting liquidation thereof or all Parties agree in writing that the termination or dissolution of the Company should occur,

(iv)	Increase, reduction or assignment of the registered capital of the Company;

(v)	Execution by the Company of any contract with a Party or an Affiliate of such Party other than contracts entered into in the ordinary course of the Company’s business on an arm’s length basis;

(vi)	Any matter which under Applicable Laws requires unanimous Board approval; and

(vii)	Any other matter which in accordance with the provisions of this Contract requires unanimous Board approval or which the Board by unanimous affirmative vote determines shall be adopted only by unanimous affirmative Board resolution.
(c)	Adoption of resolutions relating to the following matters shall require the affirmative vote of a supermajority (such supermajority being an affirmative vote of two-thirds of the directors) of the directors present in person, by proxy or by telecommunications at a duly convened meeting of the Board:

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(i)	Establishment of bank credit facilities or the borrowing of loans in a single transaction or a series of related transactions other than those approved by the Board as part of the annual business plan or operating budget;

(ii)	Review and approval of the Company’s annual budgets and financial reports, annual profit distribution plan and the amount and timing of allocations to and use of the reserve fund, the expansion fund and the employee bonus and welfare fund, and the amount and timing of allocations of after-tax profit distributions to the Parties;

(iii)	Establishment of and changes to Company policies and procedures regarding management of financial accounts, execution of legal documents, applicable ethical rules and ethical practices and other important matters;

(iv)	Decisions on the appointment, compensation, discipline and dismissal of the Management Personnel; and

(v)	Sale, transfer or other disposition of, or the granting of an Encumbrance over, all or substantially all of the assets of the Company or the giving of any financial guarantee by the Company for the obligations of any third party.
(d)	Adoption of resolutions relating to the following matters shall require the affirmative vote of a simple majority of the directors present in person, by proxy or by telecommunications at a duly convened meeting of the Board;
(i)	Establishment of Company bank accounts and the appointment of the Company’s Independent Auditor;

(ii)	Purchase of capital equipment, land use rights, buildings or other assets in a single transaction or a series of related transactions other than such purchases made in accordance with the operating budget approved by the Board;

(iii)	Execution of technology license contracts with third parties other than as contemplated in this Contract or any other contract executed by the Parties in connection with this transaction or other than in the ordinary course of business on customary terms and conditions;

(iv)	Establishment of branch offices and liaison offices in China and abroad pursuant to Applicable Laws; and

(v)	Any other matter which, in accordance with the provisions of this Contract, requires Board approval or which the Board determines shall require Board approval.
     7.3 Board Meetings
(a)	The first Board meeting shall be held within thirty (30) days from the Business License Issuance Date. Thereafter, meetings shall be held at least once each six (6) months subject to always holding at least four (4) meetings in each calendar year. Meetings generally shall be held at the legal address of the Company or such other address in China or abroad as is designated by the Board.
(b)	The date of regular Board meetings shall be set by the Chairman following consultation with the Vice Chairman. Prior to each such regular Board meeting, the Secretary, under the supervision and direction of the Chairman and the Vice Chairman, shall prepare the

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agenda for such Board meeting together with drafts of proposed resolutions and such other supplemental materials to be considered by the Board at such meeting as the Chairman and Vice Chairman deem appropriate. The Chairman and Vice Chairman shall consult with the General Manager in connection with the preparation of the agenda and such resolutions and other materials. The General Manager shall be responsible for the preparation of all reports, plans, policies and procedures to be submitted to the Board for review and approval as provided under Articles 7.2(b) and (c) above and otherwise as requested by the Chairman and Vice Chairman. The Secretary, under the direction of the Chairman and the Vice Chairman, shall give each director at least ten (10) days written notice in advance of each regular Board meeting, specifying the date, time and place of such regular Board meeting. Such written notice shall be accompanied by a copy of the agenda, the proposed draft resolutions and other materials specified above.

(c)	An interim Board meeting shall be scheduled upon the written request of one-third (1/3) of total number of directors or more of the directors of the Company. Such request shall specify the matters proposed to be discussed in reasonable detail and shall be delivered to the Chairman, the Vice Chairman, the Secretary and each of the other directors. The Chairman following consultation with the Vice Chairman, shall decide on the timing and location of such interim Board meeting, provided that such interim Board meeting shall be held not less than fifteen (15) days and not more than forty-five (45) days following delivery of such request. The Secretary, under the supervision and direction of the Chairman and the Vice Chairman, shall prepare an agenda covering the matters set out in such request. The Secretary, under the direction of the Chairman and Vice Chairman, shall give each director at least ten (10) days written notice in advance of such interim meeting, specifying the date, time and place of such interim Board meeting. Such written notice shall be accompanied by the agenda and the materials included in the request for meeting.

(d)	In extraordinary circumstances requiring immediate action by the Board and otherwise as provided in this Contract, the Chairman and the Vice Chairman acting jointly may call an emergency meeting of the Board. The Secretary, under the direction of the Chairman and Vice Chairman, shall give each director at least twenty-four (24) hours written notice in advance of such emergency meeting, specifying the date, time and place of such emergency Board meeting. Such written notice shall be accompanied by an agenda and such additional materials as the Chairman and Vice Chairman deem appropriate.

(e)	The Chairman shall be responsible for convening and presiding over regular, interim and emergency Board meetings. Board meetings may be attended by directors in person by proxy or by telecommunications. Two-third (2/3) of total number of directors present in person, proxy or by telecommunications shall constitute a quorum necessary for the conduct of business at a meeting of the Board.

(f)	If a Board member is unable to participate in a Board meeting in person or by telecommunications, he or she may issue a written proxy and entrust a representative to participate in the meeting on his behalf. The representative so entrusted shall have the same rights and powers as the Board member, including the right to be counted in the quorum, to vote or any resolution and to sign relevant documents. Such representative shall present such written proxy to the Secretary prior to the start of the Board meeting, and the Secretary shall attach such proxy to the minutes of the Board meeting.

(g)	Management Personnel and other employees of the Company may attend all or part of any Board meeting at the invitation of the Chairman and Vice Chairman. In addition, with the prior approval of the Chairman and Vice Chairman, any director may invite any other person to attend all or part of any Board meeting, provided that such guest shall sign non-disclosure agreements in such form as the Chairman and Vice Chairman deem appropriate. No Management Personnel, any other employee or any guest attending a Board meeting shall have the right to vote on any resolution presented at the Board

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meeting save where acting in their capacity as a director. The Secretary shall note the presence of such guests in the minutes of the meeting.

(h)	Board meetings shall be conducted in English and Chinese. The Secretary, under the direction of the Chairman and Vice Chairman, shall arrange for an interpreter to be present at each Board meeting. Such interpreter shall be an employee of the Company or a Party unless it is impractical to do so, and shall be subject to the provisions applicable to guests in the immediately preceding clause.

(i)	The Chairman shall present each item on the agenda for discussion in the order listed in the agenda unless otherwise agreed by the Chairman and Vice Chairman. The Chairman shall allow each director to have an opportunity to ask questions and express his opinion in an orderly manner with respect to each matter presented. Following the conclusion of the discussion on each matter, the Chairman shall call for a vote to approve, approve with modifications, reject or defer action on the resolution proposed in respect of such matter. Each director shall have one vote. The Chairman shall not have an extra vote under any circumstances. Resolutions shall be adopted by the affirmative vote of the number of directors present at the meeting in person, by proxy or by telecommunications in accordance with the requirements of Articles 7.2(b) and (c).

(j)	The Secretary shall prepare and complete accurate minutes of each Board meeting in accordance with the provisions of this Contract and the Articles of Association. Such minutes shall be in both English and Chinese and shall record all items of business presented and transacted at such Board meeting. A copy of the notice of the Board meeting together with all attachments thereto shall be attached to the minutes. Within fifteen (15) days following the date of the Board meeting, the Secretary shall deliver a draft of the minutes to the Chairman and Vice Chairman for review. Within fifteen (15) days following their receipt of such draft minutes, the Chairman and Vice Chairman shall approve the minutes as drafted or approve the draft with modifications. If either the Chairman or the Vice Chairman does not provide a response within such time period, he shall be deemed to have approved the minutes as drafted. Within five (5) days following review and approval of the minutes by the Chairman and Vice Chairman, the Secretary shall distribute the minutes to all the Directors. Any director who wishes to propose any amendment or addition thereto shall submit the same in writing to the Secretary within five (5) days following receipt of the proposed minutes. If any director does not provide a response within such time period, he shall be deemed to have approved the minutes as drafted. The minutes shall be finalized by the Secretary under the direction of the Chairman and Vice Chairman within five (5) days following the conclusion of the above comment period for directors. The finalized minutes shall be signed by the Secretary and the Chairman and/or the Vice Chairman.

(k)	The Secretary shall be responsible for maintaining the Company’s minute book. The Secretary shall place the complete original of the finalized and signed minutes of each Board meeting with all attachments thereto into the Company minute book in chronological order. In addition, the Secretary shall maintain separate records of signed and/or chopped originals of the following:
(i)	This Contract, the Articles of Association, the Approval Letter, the Approval Certificate and the Business License;

(ii)	The Additional Permits, the government approvals and registrations (if any) in respect of the Tax Concessions;

(iii)	All amendments to and renewals of any of the foregoing together with the government approvals and registrations in respect of such amendments;

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(iv)	All changes in the directors or Management Personnel appointed by either Party together with all registrations in respect thereof; and

(v)	All other official correspondence between the Company and any relevant government department and other similar official documents pertaining to the establishment, management, operation, business or assets of the Company.
(l)	Each Party shall have the right, during regular Company business hours to inspect the Company minute book and the other Company record books described above and make photocopies of any document contained therein at such Party’s own cost and expense.

(m)	In lieu of any meeting of the Board, a written resolution may be adopted by the Board if such resolution is sent to all members of the Board then holding office and is affirmatively signed and adopted by the number of directors who could adopt such resolution at a duly convened meeting of the Board in accordance with this Contract. The Secretary shall circulate such written resolutions at the request or direction of the Chairman, Vice Chairman or one-third (1/3) of total number of directors or more of the directors of the Company. Such request shall attach the form of the proposed resolution together with such supporting materials as the requesting party may deem appropriate. If made by one-third (1/3) of total number of directors or more of the directors of the Company, such request shall be delivered to the Chairman, the Vice Chairman and the Secretary. If made by the Chairman or the Vice Chairman, such request shall be delivered to the Secretary and (in the case of a request by the Chairman) the Vice Chairman or (in the case of a request made by the Vice Chairman) the Chairman. The Chairman and/or the Vice Chairman may prepare written comments on the matter addressed in the proposed written resolution. Within ten (10) days following receipt of such request, the Secretary shall circulate the proposed resolution together with all supporting materials supplied by the requesting party and any additional comments thereon provided by the Chairman or the Vice Chairman to each director by hand, fax, email and/or domestic or international courier service to the current mailing or email address and/or fax number(s) for such director registered in the records of the Company. The Secretary, under the direction of the Chairman and Vice Chairman, shall specify the time within which response by the directors is required, provided that unless otherwise approved by the Chairman and the Vice Chairman such response time period shall not be less than fifteen (15) days or more than forty-five (45) days following the delivery of the proposed written resolution by the Secretary to the directors. A director shall signify his approval of the proposed resolution by signing and returning the same to the Secretary in accordance with the instructions given and within the response time designated by the Secretary. Signed resolutions delivered to the Secretary by hand, fax or email photo-image shall be deemed timely if delivered or transmitted prior to the expiration of the response time designated by the Secretary. Signed resolutions delivered to the Secretary by fax or email photo-image shall be followed by delivery of the original signed resolution to the Secretary by hand, post or domestic or international courier as promptly as possible. If a director or his valid proxy fails to sign and return such written resolution within the response time designated by the Secretary, or if he approves the resolution with modifications, such director shall be deemed to have voted against the resolution. Such written board resolution may be signed in counterparts by the approving directors. The Secretary shall inform the Board of the results of the voting on such written resolution within five (5) days of the conclusion of the designated response time. If approved, such written resolution shall be filed with the minutes of the Board proceedings and shall have the same force and effect as a vote taken by members present in person, by proxy or by telecommunications at a duly convened Board meeting. If a non-counterpart original resolution signed by all approving directors is required for submission to any government department, the Secretary will be responsible to arrange for the signature of the same, and all directors shall provide full and timely co-operation in the signature thereof.

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(n)	Neither the Chairman nor the Vice Chairman nor any other director or other officer of the Company shall have the power to bind the Company except pursuant to authority expressly granted pursuant to a resolution of the Board approved in accordance with the provisions of this Contract and the Articles of Association.
8. OPERATION AND MANAGEMENT
     8.1 Management Personnel
          Management Personnel shall be individuals of high integrity with appropriate professional qualifications and experience. The General Manager, Deputy General Manager for Sales, and the Chief Financial Officer shall be nominated by Party A, the Chief Deputy General Managers, Deputy General Manager for Safety and Maintenance, and the Deputy Financial Officer of the Company shall be nominated by Party B. All other Management Personnel shall be appointed by the Board of Directors.
     8.2 Employment of Management Personnel
          Management Personnel shall be employed by the Company in accordance with the terms of individual employment contracts entered into between the Management Personnel and the Company and approved by the Board. The Management Personnel may be rewarded, disciplined or removed by the Board. The General Manager shall have the right to submit recommendations to the Board for the reward, discipline or dismissal of the Deputy General Managers) or the Chief Financial Officer for consideration and action by the Board, and the Board shall give such recommendations of the General Manager due deference and consideration.
     8.3 General Manager’s Duties
          The General Manager shall be responsible for all of the day-to-day operations and management of the Company other than those matters expressly reserved for decision and action by the Board. The General Manager shall be responsible to the Board and shall carry out all matters under the authority granted to him by the Board. The General Manager shall have the authority at his sole discretion to hire and dismiss all employees of the Company other than the other Management Personnel. The General Manager shall have the power to decide the internal operational structure of the Company. The General Manager shall appoint department managers as appropriate to be responsible for the work of their respective departments. The other Management Personnel and such department managers shall report to and work under the supervision and direction of the General Manager. The General Manager has the power to use funds, within the budgetary parameters approved by the Board of Directors.
     8.4 Deputy General Manager(s)
          Deputy General Manager(s) shall assist the General Manager in the performance of his responsibilities as requested by the General Manager. The Deputy General Manager(s) shall also oversee and manage all operating, maintenance and flight safety issues associated with the Company.
     8.5 Exclusivity
          General Manager and the Deputy General Manager(s) shall perform their respective duties on a full time basis and shall not hold posts concurrently as general manager or deputy general manager in any other economic entity.
9. EQUIPMENT AND SERVICE PROCUREMENT
     9.1 Procurement Policy
          The Parties shall cause the Company to purchase, lease or rent equipment, software, material, means of transportation and articles for office use and other supplies in or outside the PRC on the basis of the competitiveness of the terms and conditions of procurement, quality, quantity, pricing, and delivery terms of the

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products and in accordance with the procurement policy formulated by the General Manager and the Deputy General Manager(s) and approved by the Board from time to time.
     9.2 Preference for the Parties
          Where each Party or any of its respective Affiliates is willing to provide services to the Company, the Parties shall cause the Company to give preference to such respective Affiliates over other service suppliers, provided that the terms, conditions, price and quality offered by such Party or any of their respective Affiliates (as the case may be) are equal to, or more favorable than those offered by the other service suppliers, and the experience and expertise of such Party or any of their respective Affiliates (as the case may be) is equal to or better than that of the other service suppliers.
10. INTELLECTUAL PROPERTY
     10.1 The Company’s Intellectual Property
(a)	Any Intellectual Property Rights (other than those owned or licensed by a Party or any third party) arising in the course of the Company’s activities or developed by the Company shall belong to the Company. The Parties agree to work together to procure that the Management Personnel and other employees of the Company establish a system for identifying, filing and/or registering all relevant Intellectual Property Rights developed by employees of the Company in the name of the Company.

(b)	The Parties shall use their best endeavours to procure that all employees of the Company will enter into standardized employment contracts which shall include customary and reasonable and consistent non-competition and invention assignment provisions, so as to ensure that as far as possible under the Applicable Laws of the PRC, the benefit of all inventions by the employees of the Company shall be reserved to, and shall be the property of, the Company.
     10.2 Use of Intellectual Property Rights by the Company
     Each Party shall use its best endeavours to procure the Company to:
(a)	Use all Intellectual Property Rights of the Company in connection with the Business (“Business IP”) solely for the benefit of the Company and not for any other purposes which may directly or indirectly prejudice the Business;

(b)	Promptly notify each Party of any circumstance coming to the attention of the Company, any director or any employee of the Company which may constitute an infringement of, or any suspected passing off in respect of, any Business IP;

(c)	Not take any action, which, in the opinion of a Party, may bring the interests of such Party or any of its Affiliates into disrepute or damage the interests of such Party or any of its Affiliates in any way; and

(d)	Take such action in relation to the use of the Business IP owned by a Party as such Party may require in connection with the protection of that Business IP or any infringement or passing off in relation to that Business IP.
     10.3 Trade Secrets
          Without prejudice to the generality of the foregoing, where any Party provides to the Company or the other Party documents containing Trade Secrets, it shall mark on the document in a prominent place “Confidential”. The General Manager shall formulate internal rules and regulations for the management and

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protection of Trade Secrets which shall be applied by the staff of the Company. Relevant provisions oh the protection of Confidential Information and Trade Secrets shall be included in each of the Company’s labor contracts with its employees.
11. LABOR MANAGEMENT
     11.1 Company Staff
          Matters relating to the recruitment, employment, dismissal, resignation, wages and welfare of, and other matters concerning the staff and workers of the Company shall be determined autonomously by the Company without outside interference, in accordance with the Applicable Laws of the PRC and the policies adopted by the Company from time to time.
     11.2 Labor Union
          Working Personnel of the Company shall have the right to establish a Labor Union under the Applicable Laws of the PRC. Working Personnel shall be employed by the Company via either collective or individual labor contracts between the Company and the Working Personnel.
     11.3 General Manager’s Discretion
          The General Manager shall determine the qualification and number of employees in accordance with the operating needs of the Company.
12. FINANCIAL AFFAIRS AND ACCOUNTING
     12.1 Accounting System
(a)	The Chief Financial Officer, under the direction by the General Manager, shall prepare two accounting systems and procedures in accordance with each of the following and shall cause both to be consistent to the maximum extent possible: (i) the Enterprise Accounting System and supplementary stipulations promulgated by the Ministry of Finance and (ii) any accounting requirements required by Party B and/or Party C, if any, as such Party(ies) or its/their accountants notify the Chief Financial Officer from time to time. The accounting systems and procedures to be adopted by the Company shall be submitted to the Board for approval. Once approved by the Board, the accounting system and procedures described in (i) shall be filed with the relevant local government agencies as required by the Applicable Laws of the PRC.

(b)	The Parties shall cause Company to adopt Renminbi as its bookkeeping base currency, but may also adopt United States Dollars or other foreign currencies as supplementary bookkeeping currencies.

(c)	All accounting records, vouchers, books and statements of the Company shall be made and kept in both Chinese and English.

(d)	For the purposes of preparing the Company’s accounts and statements, calculation of declared dividends to be distributed to the Parties, and for any other purposes where it may be necessary to effect a currency conversion, such conversion shall be in accordance with the posted exchange rate, as determined by the median rate for buying and selling announced by the People’s Bank of China or other legally recognized rate on the date of actual payment.
     12.2 Auditing

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(a)	The Parties shall cause the Company to engage an Independent Auditor to examine and verify the annual financial report. The Company’s Independent Auditor shall be appointed by the Board.

(b)	Quarterly and annual financial statements, and such other reports as the General Manager and Chief Financial Officer may direct, shall be prepared and submitted to the Board. Such statements shall be in both Chinese and English and shall reference both RMB and United States Dollars. The annual financial statements shall include, but not limited to, the following (including footnotes):
(i)	balance sheet;

(ii)	profit and loss statement;

(iii)	cash flow statement;

(iv)	statement of changes in financial position; and

(v)	profit distribution recommendations.
(c)	Quarterly financial statements shall be presented to the General Manager and the Board in sufficient time for the Board to approve and then for the General Manager to arrange for filing with the appropriate authorities. The annual financial statements shall be audited and presented to the Board within the first three (3) months of the succeeding year for approval. The annual financial statements shall be certified by the Independent Auditor. The General Manager shall file the certified annual financial statements with the appropriate authorities prior to the expiration of the fourth month of the succeeding year.

(d)	Each Party may, at its own expense, appoint either the internal staff of such Party or an independent accountant (which may be either an accountant registered abroad or in China) to audit the books, accounts and other financial, commercial and legal records of the Company on behalf of such Party. Reasonable access to such records shall be granted to such internal or independent auditor. The Party which conducted such audition shall bear the responsibility of assurance on such auditor’s obligation to keep confidential all documents under such auditing.
     12.3 Bank Accounts and Foreign Exchange Control
          The Parties shall cause the Company to separately open and maintain a foreign exchange account and a Renminbi account at an authorized bank within the PRC approved by the SAFE. With the approval of SAFE, the Company may open a bank account in the name of the Company outside the PRC. The Company’s foreign exchange transactions shall be handled in accordance with the Applicable Laws of the PRC.
     12.4 Fiscal Year
          The Parties shall cause the Company to adopt the calendar year as its fiscal year, which shall begin on January 1 and end on December 31 of the same year except that the first fiscal year of the Company shall commence on the Business License Issuance Date and shall end on the immediately succeeding December 31.
     12.5 Profit Distribution
(a)	If the Company incurs losses at the end of a fiscal year, the Parties shall share the loss [****].

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(b)	If the Company is carrying forward losses from any previous years, the profit of the current year shall first be used to cover any losses from any prior fiscal year. No profit shall be distributed unless the cumulative deficit from the previous years is made up in accordance with Applicable Laws. The profit retained by the Company and carried over from the previous years may be distributed together with the distributable profit of the current year, or after the deficit of the current year is made up therefrom.

(c)	After the payment of income tax by the Company, the Board will determine the annual allocation to the reserve fund and expansion fund of the Company and the bonus and welfare fund for the workers and the staff from the after-tax net profits for such fiscal year, if any.

(d)	The after-tax net profit of the Company (after the deduction of the allocations to the funds mentioned in subsection (c) of this clause above) shall be distributed in accordance with Applicable Laws and, unless otherwise agreed by the Parties in writing, to the Parties [****] unless the Board determines that such profits should be reinvested in the Company. Losses shall be allocated in accordance with Applicable Laws and in the manner agreed to by the Parties. If for any reason Party B and/or Party C’s share of the Company’s after-tax net profits for any period cannot be remitted to Party B and/or Party C outside of the PRC in United States dollars or any other foreign currency acceptable to Party B and/or Party C, then the Company shall not make any distribution of profits to Party A for such period until such time as such Party B and/or Party C profit share can be so remitted.

(e)	The distribution of profits to any Party shall be subject to offset by any indemnification obligations agreed by the Parties.
13. TAXATION AND INSURANCE
     13.1 Income Tax, Customs Duties and Other Taxes
(a)	The Parties shall cause the Company to timely pay the Company’s Taxes under the Applicable Laws of the PRC or any other governing body.

(b)	Promptly following the Business License Issuance Date, the Parties shall cause the Company to file all tax-related applications to the relevant government authorities under the Applicable Laws of the PRC.

(c)	Chinese and expatriate employees of the Company shall pay tax on their individual income in accordance with the relevant provisions of the Applicable Laws of the PRC.

(d)	The Parties shall cause the Company to make all efforts reasonable to assure that Party B and/or Party C is not subject to double taxation by the PRC and any other sovereignty.
     13.2 Insurance
(a)	The Parties shall cause the Company, at its own cost and expense, at all times to maintain full and adequate insurance for the Company against loss or damage by fire and such other risks as are customarily insured against, including, without limitation, any risks specific to the Company’s business, by taking out insurance policies with issuers established in the PRC.

(b)	The property, transportation and other items of insurance of the Company will be denominated in Chinese and foreign currencies, as appropriate. The types, scope and amounts of insurance coverage shall be determined by the General Manager and the Deputy General Manager(s).

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(c)	The Company shall, at its own cost and expense, at all times maintain full and adequate insurance against loss or damage claims by passengers, under the Applicable Laws of the PRC and international conventions on aviation liability limitation which either the PRC or the United States has ratified.
(d)	Insurance against other claims or damages, such as aircraft hull and liability insurance, shall be maintained by the Company under the Applicable Laws of the PRC and international conventions on aviation liability limitation which either the PRC or the United States has ratified.
14. REPRESENTATIONS AND WARRANTIES
     14.1 Mutual Representations and Warranties
          Each Party represents and warrants to the other Parties that on the effective date of this Joint Venture Contract:
(a)	It is an independent legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its establishment or incorporation;

(b)	It has obtained all consents and approvals and taken all actions necessary for it to validly enter into and give effect to this Contract and it has full authority to enter into this Contract and to perform its obligations hereunder;

(c)	It duly authorized its legal representative to sign on this Contract, and from and after the Effective Date, the provisions of this Contract shall constitute valid, lawful and legally binding obligations of such Party;

(d)	No steps have been taken or legal proceedings commenced or threatened against such Party for winding-up or bankruptcy or insolvent or for a liquidation committee or administrator to be appointed in respect of its assets or business;

(e)	Its execution of this Contract and its performance of its obligations hereunder: (i) will not violate any provision of its business license, articles of incorporation, articles of association or similar organizational documents; (ii) will not violate any Applicable Laws or any governmental authorization or approval; (iii) will not violate or result in a default or breach under any other contract or agreement to which it is a party or any unilateral commitment or undertaking which binds it or give any third party a right to take action against such Party or the other Parties; and (iv) will not violate any judgment or arbitration award of any tribunal to which it is subject or the order or ruling of any government or regulatory body to whose jurisdiction it is subject;

(f)	No lawsuit, arbitration or other legal or governmental proceeding is pending or, to its knowledge, threatened against it that would affect its ability to perform its obligations under this Contract; and

(g)	It has disclosed to the other Parties all documents issued by any governmental department that may have a material adverse effect on its ability to fully perform its obligations under this Contract, or the ability of the Parties to realize the objectives of the Company and the documents previously provided by it to the other Party do not contain any falsehoods, untruths, misstatements or omissions of material facts.
     14.2 Consequences of Inaccuracy in Representations and Warranties

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          If any of the above representations and warranties of a Party were not accurate in all material respects on any date, then such Party shall be in material breach to this Contract.
     14.3 Liability for Breach
          If a Party breaches any of the representations or warranties made in this Contact, then in addition to any other remedies available to the other Parties under this Contract or under the Applicable Laws of the PRC, it shall indemnify and keep indemnified the other Parties and the Company against any losses, damages, costs, expenses, liabilities and claims that such Party or Parties or the Company may suffer as a result of such breach.
15. THE TERMS OF THE JOINT VENTURE
     15.1 Joint Venture Term
          The joint venture term of the Company (“Term”) shall be [****] ([****]) years, commencing on the Business License Issuance Date.
     15.2 Extension
          If the Parties unanimously approve the extension of the Term, the Parties shall cause the Company to submit an application to the Examination and Approval Authority for approval no less than six (6) months prior to the expiry of the Term.
16. TERMINATION, DISSOLUTION, BUYOUT AND LIQUIDATION
     16.1 Termination
(a)	This Contract shall terminate upon the expiration of the Term unless extended pursuant to the decision otherwise by the Parties.

(b)	This Contract may be terminated at any time prior to expiration of the Term by the mutual written agreement of the Parties.

(c)	A Party (“Notifying Party”) may notify the other Parties in writing at any time prior to the expiration of the Term that it desires to terminate this Contract if:
(i)	Any other Party materially breaches this Contract or materially violates the Articles of Association, and such breach or violation is not cured within sixty (60) days of the Notifying Party’s written notice of such breach to the breaching Party; provided that if such breach or violation cannot be cured, no notification or cure period shall be required; or

(ii)	Any other Party becomes bankrupt or insolvent, or is the subject of proceedings for liquidation or dissolution, or ceases to carry on business or becomes unable to pay its debts as they come due; or

(iii)	The Company becomes bankrupt or insolvent, or is the subject of proceedings for liquidation or dissolution, or ceases to carry on business or becomes unable to pay its debts as they come due; or

(iv)	Any Additional Permit is not issued by the relevant government agencies within ninety (90) days of application; or

(v)	A Material Modification is made at any time by any government authority to this Contract, the Articles of Association, the Approval Letter, the Approval

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Certificate, the business scope set out in the Business License, any Additional Permit or any Tax Concession and it cannot be resolved to the satisfaction of the Party concerned within sixty (60) days of the issue of the relevant document containing or imposing the Material Modification; or

(vi)	The conditions or consequences of Force Majeure (as hereinafter defined) have a material adverse effect on the business, assets or operations of the Company and continue for a period in excess of six (6) months and the Parties have been unable to find an equitable solution; or

(vii)	The Company is denied access to foreign exchange for a period in excess of six (6) months, which denial has a material adverse effect on the business, assets or operations of the Company; or

(viii)	The Company incurs for [****] ([****]) consecutive years aggregate operating losses in excess of [****] percent ([****]%) of the Company’s registered capital; or

(ix)	The Company is unable due to Applicable Laws to remit or otherwise pay after-tax profits to Party B and/or Party C; or

(x)	Any Party materially breaches any other contract or agreement, including, without limitation, any licensing agreement and service agreement, which was entered into by the Parties and/or their Affiliates and/ or any Party and the Company in connection with the establishment and operation of the Company’s business; or

(xi)	The legal or beneficial ownership of [****] percent ([****]%) or more of the equity capital of the other Party is acquired by a person or entity which directly, or through its Affiliates, competes against the Company.
The mere submission by the Notifying Party of a notice indicating an intention to terminate this Contract shall not by itself constitute a termination of this Contract. Upon the occurrence of any of the foregoing events, in addition to its other rights under this Contract or under Applicable Laws of the PRC, a Party entitled to give notice of intent to terminate this Contract shall have the right to suspend performance of its obligations under this Contract until such time as such event is resolved.
     16.2 Notification and Termination Procedure
(a)	In the event that the Notifying Party gives written notice of a desire to terminate this Contract, the Parties shall conduct negotiations for a thirty (30) day period after such notice is given in an effort to resolve the situation which resulted in the giving of such notice. In the event such matters are not resolved to the satisfaction of the Parties within such thirty (30) day period, or such longer period as the Parties may agree in writing, the Notifying Party shall have the right by written notice to the other Party:
(i)	to declare this Contract terminated, or

(ii)	to initiate the equity buy-out procedures; provided that the equity buy-out procedures do not result in a violation of Applicable Laws associated with ownership restrictions. The Parties agree that if Party B or Party C elects to initiate the equity buy-out procedure, the buy-out shall be of both Party B’s and Party C’s interest in the Company, unless Party B or Party C otherwise notify Party A in writing to the contrary. If the Parties opt-out of the equity buy-out

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process, then, the Notifying Party again shall have the right to declare this Contract terminated.
(b)	As soon as practicable following termination of this Contract upon the expiration of the Term, the early termination of this Contract by the agreement of the Parties, or the Notifying Party’s declaration of termination, an emergency Board meeting shall be held at which each Party shall cause the directors appointed by it to attend such Board meeting in person, by proxy or by telecommunications and to vote in favor of an unanimous resolution approving the termination of this Contract or to sign a written resolution circulated in lieu of such a meeting of the Board, as the case may be.

(c)	Following such Board approval of the termination of this Contract, the Board shall submit a dissolution application to the original Examination and Approval Authority for approval. Following such approval, such approved dissolution application shall be registered with the SAIC. If the other Party fails to co-operate in such termination and dissolution procedures, then to the extent permitted under Applicable Laws, the Notifying Party shall have the unilateral right to submit an application for termination and dissolution to the Examination and Approval Authority and register such approved termination and dissolution application with the SAIC.

(d)	Following such registration with the SAIC, the Parties shall cause the Company to then be dissolved and liquidated in accordance with the relevant procedures under the Applicable Laws of the PRC and this Contract.
     16.3 Equity Buy-Out Provision
(a)	If the Notifying Party elects to proceed with the equity buy-out provisions in this Contract, then the Parties shall determine the value of the Company in accordance with the following provisions:
(i)	The Parties shall conduct negotiations on the valuation of the Company for a period of thirty (30) days after the date of such notice (“negotiation period”). If the Parties are unable to agree on the valuation of the Company by the end of such negotiation period, or such longer period as the Parties may agree in writing; the Parties shall jointly conduct a valuation of the Company in accordance with subsection (ii) below, or
(ii)	An Independent Appraiser appointed by the Company, at the cost and expenses of the Company, shall conduct a valuation of the Company using the Industry Valuation Method. The Independent Appraiser shall complete the valuation of the Company within forty-five (45) days. The value determined by the Independent Appraiser shall be the value adopted by the Parties for purposes of this buy-out provision.
(b)	The purchase price (“Buy-out Price”) for a Party’s share of the registered capital of the Company shall be calculated by multiplying the value of the Company as determined by the percentage of such Party’s share of the registered capital of the Company at the time of valuation.
(c)	Upon completion of the valuation:
(i)	The Parties shall conduct negotiations within thirty (30) days to decide whether either a Party or the Parties desire to purchase any or all of the Selling Party’s interest in the registered capital of the Company at the applicable Buy-out Price. If so, the Parties shall proceed with the buy-out provisions in this Contract. If

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not, or if at the end of such thirty (30) day period no agreement is reached, then unless the Parties otherwise agree in writing, the Parties shall be deemed to have opted-out of these equity buy-out provisions and the Notifying Party shall have the right to declare this Contract terminated and proceed with dissolution and liquidation of the Company.
(ii)	If only one Party has indicated an interest in purchasing any or all of the other Party’s share of the registered capital of the Company, then such proposed purchasing Party shall promptly provide written confirmation of such intention to the other Party. If such proposed purchasing Party fails to provide such confirmation to the other Party in writing within thirty (30) days after completion of the valuation of the Company, such purchasing Party shall be deemed to have elected to decline to proceed with such purchase.
(iii)	If no Party elects to purchase the other Party’s share of the registered capital of the Company at the applicable Buy-out Price, and the Parties are not otherwise able to reach agreement on the purchase by one Party of the other Party’s share of the registered capital of the Company, then the Parties shall be deemed to have opted-out of these equity buy-out provisions, and the Notifying Party shall have the right to declare this Contract terminated and proceed with dissolution and liquidation of the Company.
(d)	Such sale and purchase of a Party’s share of the registered capital of the Company shall comply with the requirements of the Applicable Laws of the PRC. The Buy Out Price shall be paid in accordance with the provisions of the relevant contracts to be signed by the Parties.

(e)	Until such time as the sale and purchase of a Party’s share of the registered capital of the Company is completed, the Parties shall cause the Company, to the fullest extent possible, to maintain the conduct of its business in the ordinary course and no Party shall hinder the Company from conducting its business.

(f)	If the purchasing Party under these equity buy-out provisions cannot complete the buy-out due to ownership restrictions pursuant to Applicable Laws, such purchasing Party may elect to have a designee purchase such Selling Party’s interest.
     16.4 Liquidation
(a)	Within fifteen (15) days following approval and registration of the dissolution application, the Board shall appoint a liquidation committee which shall have the power to represent the Company in all legal matters. The liquidation committee shall perform its responsibilities in accordance with Applicable Laws and the principles set out herein.

(b)	The liquidation committee shall consist of at least four (4) numbers of directors of the Board, of whom at least one (1) of director appointed by Party A, Party B, and Party C, respectively shall be included. Members of the liquidation committee may be Board directors, senior employees of the Company or relevant professionals. The members of the liquidation committee shall bear fiduciary responsibilities to the Company and comply in all respects with the requirements of Applicable Laws of the PRC in the discharge of their duties. The liquidation committee shall act by majority vote following consultation save where otherwise required under Applicable Laws of the PRC.

(c)	The liquidation committee shall appoint the Independent Appraiser to conduct a valuation of the Company’s assets on a current fair market value basis.

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(d)	On completion of all liquidation procedures in accordance with Applicable Laws, the liquidation committee shall submit a final report to the Board for confirmation. The Board shall convene an emergency meeting to review and confirm such report. Following such confirmation by the Board the report shall be submitted to the Examination and Approval Authority for the record. The liquidation committee shall then carry out all de-registration procedures in accordance with the Applicable Laws of the PRC. Each Party shall have a right to obtain copies of all of the Company’s accounting books and other documents at its own expense but the originals thereof shall be left in the care of Party A.
     16.5 Continuing Obligations
          The provisions of Article 7 (Board of Directors) (but only in respect of Board action required to be taken following termination of this Contract and prior to de-registration of the Company), Article 15 (The Joint Venture Term), Article 16 (Termination, Dissolution, Buyout and Liquidation), Article 17 (Breach of Contract) (but only with respect to claims arising prior to the termination hereof or with respect to other continuing obligations), Article 18 (Confidentiality) and Article 20 (Dispute Resolution) and the provisions of Schedule A (Definitions and Interpretation) (to the extent required to interpret the aforesaid) shall survive the termination of this Contract and the termination, dissolution, liquidation and de-registration of the Company.
17. BREACH OF CONTRACT
     17.1 Remedies for Breach of Contract
          Except as otherwise provided herein, if a Party (“breaching Party”) fails to perform any of its material obligations under this Contact or otherwise is in material breach of this Contract, then the other Parties (“aggrieved Parties”) may, collectively or individually:
(a)	Give written notice to the breaching Party describing the nature and scope of the breach and demanding that the breaching Party cure the breach at its cost within a reasonable time specified in the notice (“Cure Period”) (provided that if any representation and warranty of a Party is not true and correct in all material respects when made, then there shall be no Cure Period); and
(b)	If the breaching Party fails to cure the breach within the Cure Period (or, if there is none, at any time following such breach), then in addition to its other rights under this Contort or the Applicable Laws of the PRC, the aggrieved Party may claim direct and foreseeable damages arising from the breach.
     17.2 Limitation on Liability
          Notwithstanding any other provision of this Contract, except for a breach of confidentiality or infringement of the other Party’s IPR, no Party shall be liable to the other Party or Parties for damages for loss of revenues or profits, loss of goodwill or any indirect consequential damages in connection with the performance or non-performance of this Contract. Except for a breach of confidentiality or infringement of the other Party’s IPR, the aggregate liability of a Party for all claims for any loss, damage or indemnity whatsoever resulting from such Party’s performance or non-performance of this Contract shall in no case exceed [****] United States Dollars (US$[****]) or the RMB equivalent thereof.
18. CONFIDENTIALITY
     18.1 Confidentiality Obligations
          From time to time prior to and during the Term, either Party (“disclosing Party”) has disclosed or may disclose Confidential Information to the other Party (“receiving Party”). The receiving Party shall, during the Term of this Contract and for two (2) years thereafter:

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(a)	Maintain the confidentiality of Confidential Information;

(b)	Not use Confidential Information for any purposes other than those specifically set out in this Contract; and

(c)	Not disclose any such Confidential Information to any person or entity, except to its employees or employees of its Affiliates, its agents, attorneys, accountants and other advisors who need to know such information to perform their responsibilities and who have signed written confidentiality agreements containing terms at least as stringent as the terms provided in this Article (collectively “Permitted Disclosure Parties”).
     18.2 Confidentiality Exceptions
     The provisions of Article 18.1 above shall not apply to information that:
(a)	Known by the receiving Party;

(b)	Is or becomes public knowledge otherwise than through the receiving Party’s breach of this Contract; or

(c)	Is obtained by the receiving Party from a third party having no obligation of confidentiality with respect to such information.
     18.3 Confidentiality Rules
          Each Party shall formulate rules and regulations to inform its directors, senior staff, and other employees, and those of their Affiliates of the confidentiality obligation set forth in this Article.
     18.4 Return of Materials
          Upon the Expiration Date, or upon the disclosing Party’s request at any time, the receiving Party shall (i) return to the disclosing Party, or upon such disclosing Party’s direction, destroy all materials (including any copies thereof) embodying the other Party’s Confidential Information, and (ii) certify in writing to the disclosing Party, within ten (10) days following the disclosing Party’s request, that all of such materials have been returned or destroyed.
19. FORCE MAJEURE
     19.1 Definition of Force Majeure
          “Force Majeure” shall mean all events which are beyond the control of the Parties to this Contract, and which are unforeseen, unavoidable and insurmountable, and which prevent total or partial performance by either of the Parties; provided, however, a “Force Majeure” event shall not occur with respect to remittance or distribution of after-tax profits or termination for breach due to the creation, adoption, or existence of Applicable Laws. Such Force Majeure events shall include earthquakes, typhoons, epidemic, flood, fire, war, strikes, riots, acts of governments, changes in law or the application thereof or any other instances which cannot be foreseen, prevented or controlled, including instances which are accepted as Force Majeure in general international commercial practice.
     19.2 Consequences of Force Majeure
(a)	If an event of Force Majeure occurs, a Party’s contractual obligations affected by such an event under this Contract shall be suspended during the period of delay caused by the Force Majeure and shall be automatically extended, without penalty or liability, for a period equal to such suspension.

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(b)	The Party claiming Force Majeure shall promptly inform the other Parties in writing and shall furnish within fifteen (15) days thereafter sufficient proof of the occurrence and duration of such Force Majeure. The Party claiming Force Majeure shall also use all reasonable endeavours to terminate the Force Majeure.
(c)	In the event of Force Majeure, the Parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable endeavours to minimize the consequences of such Force Majeure.
20. DISPUTE RESOLUTION
     20.1 Friendly Consultations
          In the event of any dispute, controversy or claim arising out of or relating to this Contract, or the breach, termination or invalidity hereof (“dispute”), any Party may send written notice of such dispute (a “Dispute Notice”) to the other applicable Parties. The Parties shall promptly make all reasonable attempts to resolve such dispute through friendly consultations.
     20.2 Arbitration
(a)	In the event the dispute is not resolved by such friendly consultations, any Party may at any time that is not less than thirty (30) days-after the date of the Dispute Notice, submit the dispute to Singapore International Arbitration Centre (“SIAC”) for arbitration in Singapore in accordance with the Arbitration Rules of the SIAC then in force, and as amended by this Article 20.2 (“Arbitration Rules”), including its rules with respect to choice of law and conflict of laws.
(b)	The tribunal shall consist of three (3) arbitrators to be appointed by the Chairman of the SIAC. At least one of the three arbiters shall be neither a citizen of the PRC nor of the United States.
(c)	The language of the arbitration shall be English.
     20.3 Procedural Compliance
     The Parties undertake:
(a)	To comply strictly with the time limits specified in the Arbitration Rules for the taking of any step or the performance of any act in or in connection with any arbitration; and
(b)	To comply with and to carry out, in full and without delay, any procedural orders (including, without limitation to, any interim measures of protection ordered) or any award (interim or final) made by the arbitral tribunal.
     20.4 Enforcement of Award
     Each Party irrevocably:
(a)	Agrees that any arbitral award reached by the Tribunal shall be final and binding with no right of appeal;
(b)	Undertakes that it will execute and perform the arbitral award fully and without delay. In the event of judicial acceptance and an order of enforcement, each party expressly waives all rights to object thereto, including any defense of sovereign immunity and any other

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defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state; and
(c)	Waives any rights which it may have to contest the validity of the arbitration agreement set forth in this Article or the jurisdiction of the relevant arbitration institution to hear and to determine any arbitration begun pursuant to this Article 20.
          When any dispute occurs and is the subject of friendly consultations or arbitration, the Parties shall continue to exercise their remaining respective rights and fulfill their remaining respective obligations under this Contract, except in respect of those matters under dispute.
     20.5 Injunctive Relief
          Notwithstanding the foregoing, each Party has the right to seek temporary or permanent injunctive or other similar relief in any court or other authority of competent jurisdiction in respect of any claims of breach of order of specific performance or other injunctive relief as permitted under the Applicable Laws of the PRC.
21. APPLICABLE LAW
          The establishment, effectiveness, validity, interpretation, implementation of, and dispute resolution with respect to, this Contract shall be governed by the laws of the People’s Republic of China.
22. GENERAL PROVISIONS
     22.1 Independent Contractor Relationship
     Nothing in this Contract shall be construed or implied as:
(a)	Constituting any of the Parties hereto as the agent of the other Party or Parties (except with the other Party’s prior written consent); or
(b)	Authorizing any Party to incur any expenses or any other form of obligation on behalf of the other Party or the Parties (except with the other Party’s prior written consent).
     22.2 Binding Effect
          This Contract is made for the benefit of the Parties hereto and their respective lawful successors and assignees and is legally binding on them.
     22.3 Amendment
          In no circumstance can this Contract be amended, modified or changed verbally. No amendment, modification or change to any part of this Contact may be effective unless by written instrument signed by all the Parties under the Applicable Laws of the PRC, and, if required by the Applicable Laws of the PRC, by approval by the relevant Examination and Approval Authority.
     22.4 No Publicity

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          The contents of this Contract shall be deemed to fall within the scope of Confidential Information and shall be subject to Article 18 and shall not be disclosed in whole or in part to any person or entity, except to (i) Permitted Disclosure Parties, (ii) to authorized securities regulators or exchanges in accordance with the Applicable Laws of the PRC or the relevant rules of the securities exchange to which the Party in question is subject, (iii) to officials in relevant government departments pursuant to the requirements of the Applicable Laws of the PRC, (iv) in order to fulfill any conditions precedent to the effectiveness of this Contract, (v) for the purpose of the performance by a Party of its obligations or exercise of its rights hereunder or relating hereto, (vi) for the other bona fide purposes of the Company after its establishment, (vii) as required under the law of the jurisdiction where any Party is incorporated, or (viii) as otherwise jointly agreed to by the Parties.
     22.5 Notices
(a)	Any notice or written communication provided for in this Contract by any Party to the other, including but not limited to any and all offers, writings, or notices to be given hereunder, shall be made in Chinese and English either:
(i)	By hand delivery; or

(ii)	By courier service delivered letter;

(iii)	By facsimile, or

(iv)	By electronic approach, including e-mail.
(b)	Notices shall be deemed to have been delivered at the following times:
(i)	If by hand delivery, on reaching the designated address and subject to return receipt or other proof of delivery;

(ii)	If by courier, on the date shown the delivery was completed by the courier;

(iii)	If by fax, on the next Business Day following the date marked on the confirmation of transmission report by the sender’s fax machine, indicating completed, uninterrupted transmission to the relevant facsimile number, and

(iv)	If by E-mail or any electronic approach, on the next Business Day following the date on which the message was transmitted as shown on the sending device.
(c)	During the Term, each Party may change its particulars for receipt of notices at any time by notice given to the other Party in accordance with this Article.
If Party A;

Shenzhen Airlines

Shenzhen Bao’An International Airport

Shenzhen, People’s Republic of China

Facsimile No:

Attention:
If Party B:

Mailing address:	Ping Shan SRL

Citco Corporate Management (Barbados) Limited

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Whitepark House, White Park Road

Bridgetown, Barbados

Facsimile Number:	1-246-426-8913

With a copy to:

Mailing Address:	Mesa Air Group, Inc.

410 N. 44th Street

Suite 700

Phoenix, Arizona 85008

United States of America

Facsimile Number:	1-602-685-4554

Attention:	Mr. George Murnane III

Executive Vice President and CFO; and

Mr. Brian Gillman

Vice President and General Counsel

E-mail address:	peter.murnane@mesa-air.com

brian.gillman@mesa-air.com
If Party C:

Mailing address:	Shan Yue SRL

Citco Corporate Management (Barbados) Limited

Whitepark House, White Park Road

Bridgetown, Barbados

Facsimile Number:	1-246-426-8913

With a copy to:

Mailing address:	Wilmington Trust Company

Rodney Square North

1100 North Market Street

Wilmington, Delaware 19890-0001

United States of America

Facsimile Number:	l-302-636-4140

Attention:	Corporate Trust Administration
     22.6 Severability
          Wherever possible, the terms of this Contract shall be construed and interpreted so as to be valid, enforceable, and permissible under Applicable Laws. If any provision of this Contract or any document contemplated hereby shall be deemed invalid, unenforceable, or prohibited under Applicable Laws, such provision shall be invalid, unenforceable, or prohibited only to the extent of such invalidity, unenforceability, or prohibition, and the Parties shall consult and attempt in good faith to agree on a legally acceptable modification that gives effect to the

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commercial objectives of the invalid, unenforceable, or prohibited provision, and every other provision of such document shall remain in full force and effect. Should any provision of this Contract be invalid because of its territorial or factual scope of application or because of its duration, the provision shall be reduced to the maximum allowed by Applicable Laws.
     22.7 Entire Agreement
          This Contract and the Schedules and Annexes hereto constitute the entire agreement between the Parties hereto with respect to the subject matter of this Contract and supersede all prior discussions, negotiations and agreements between them, including, the Letter of Intent between Shenzhen Airlines and the Mesa Air Group, Inc. Dated on July ___, 2006.
     22.8 Waiver
          Any Party’s failure to exercise or delay in exercising any right, power or privilege under this Contract shall not operate as a waiver thereof, and any single or partial exercise of any right, power or privilege shall not preclude the exercise of any other right, power or privilege.
     22.9 Further Endeavour
          Each Party shall, at any time, upon the request of the other Party or Parties, execute or procure the execution of such documents, agreements, contracts or deeds and do or procure the doing of such acts and things as may be reasonably necessary to give full effect to the provisions of this Contract.
     22.10 Costs
          Unless provided otherwise in this Contact, each Party shall bear its own legal and other professional costs in relation to the preparation, negotiation and entry into of this Contract.
     22.11 Articles of Association
          In case of any inconsistency between the Articles of Association of the Company and this Contract, this Contract shall prevail.
     22.12 Schedules and Annexes
          The Schedules and Annexes hereto are made integral parts to this Contract and are equally binding with the main body of the Contract. In the event of any conflict between the terms and provisions of the main body of the Contract and the Schedules or Annexes, the terms and provisions of the main body of this Contract shall prevail.
     22.13 Language
          This Contract is executed in the Chinese language in five (5) originals and in the English language in five (5) originals. Both language versions shall be equally authentic.
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IN WITNESS WHEREOF, each of the Parties hereto has caused this Contract to be executed by its duly authorized representative on the date first set forth above in Beijing, People’s Republic of China.
Shenzhen Airlines as Party A

Signed By:

Name in English: Li Kun

Name in Chinese:

Title: President
Ping Shan SRL as Party B

Signed By:

Name in English: Jonathan Ornstein
Name in Chinese:

Title: CEO
Shan Yue SRL as Party C

Signed By:

Name in English: Mo Garfinkle
Name in Chinese:

Title: President

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SCHEDULE A — DEFINITIONS AND INTERPRETATION
Part A – Definitions
Unless the terms or context of this Contract otherwise provide, the following terms shall have the meanings set out below:
“Additional Permits” means any other permits, approvals or consents required by Applicable Law or any governing body with authority over the Company in order to establish the Company or enable the Company to operate its business as contemplated under this Contract.
“Affiliate” means any company which, directly or indirectly, is controlled by, under common control with, or in control of, a Party; the term “control” being used in the sense of power to elect or appoint a majority of directors or to direct the management of a company.
“Applicable Laws” means the laws, regulations, rules, notices, and other legislative, executive or judicial decisions or pronouncements binding on either Party, the Company or in relation to the subject matter of this Contract.
“Approval Certificate” means the certificate issued by the Examination and Approval Authority approving the establishment of the Company and this Contract and the Articles of Association.
“Approval Document” means the documents or instruments required pursuant to Article 5.4(c)(i) and (ii) of this Contract.
“Approval Letter” means the approval reply issued by the Examination and Approval Authority approving the establishment of the Company and this Contract and the Articles of Association of the Company.
“Articles of Association” means the Articles of Association of the Company executed by the Parties.
“Board” means the board of directors of the Company, as constituted from time to time.
“Business” means the business undertaken by the Company from time to time in accordance with the Business Plan.
“Business Day” means:
(a)	In respect of any action to be taken in the PRC, any day on which companies in the PRC are generally open for business in the PRC, including a Saturday or Sunday which the PRC government temporarily declares to be a working day (“Working Rest Day”), but excluding statutory holiday, or Saturday or Sunday other than a Working Rest Day; and

(b)	In respect of any action to be taken in the United States of America, any day on which companies in the United States of America are generally open for business in the United States of America.
“Business License” means the first business license of the Company issued by the SAIC.
“Business License Issuance Date” means the date the Business License is issued to the Company by the SAIC.
“Business Plan” means the business plan for the Company as approved by the Board from time to time.
“Chief Financial Officer” means the Chief Financial Officer or Chief Accountant of the Company.
“China” and “PRC” mean the mainland of the People’s Republic of China.

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Schedule A-1

“Company” means the Sino-foreign Equity Joint Venture Company to be established by the Parties pursuant to this Contract and the Articles of Association.
“Confidential Information” means any business, marketing, technical, scientific or other information disclosed by any Party (or its Affiliates) which, at the time of disclosure, is designated as confidential (or like designation), is disclosed in circumstances of confidence, or would be understood by the Parties, exercising reasonable business judgment, to be confidential.
“Effective Date” means the effective date of this Contract, being the date on which this Contract has been approved by the Examination and Approval Authority.
“EJV Law” means the Law of the PRC on Sino-Foreign Equity Joint Ventures passed on 1 July, 1979, as amended.
“EJV Implementing Regulations” means the Regulations for the Implementation of the Law of the PRC on Equity Joint Ventures promulgated on 20 September 1983, as amended.
“Encumbrance” means any claim, deposit, charge, mortgage, security, pledge, lien, option, equity, power of sale or hypothecation or other third party right, retention of title arrangement, right of pre-emption, right of first refusal of security interest of any kind.
“Enterprise Accounting System” means the general Accounting System for Enterprises promulgated by the MOF on Feb. 15, 2006 to replace the Accounting System for Foreign Investment Enterprises promulgated on 24 June 1992, which was applicable to foreign investment enterprises as of 1 January 2002.
“Examination and Approval Authority” means the MOFCOM or other authority entrusted by it to approve this Contract and the establishment of the Company.
“Independent Appraiser” means a leading independent, competent, and industry recognized appraiser registered in China and authorized to perform appraisals of state-owned and other assets selected by the Company’s Independent Auditor at the request of either Party.
“Independent Auditor” means the internationally recognized independent and competent accountant registered in China.
“Industry Valuation Method” means valuation method(s) selected by the Independent Appraiser in consultation with the Parties, including the Selling Party, which shall be valuation methods(s) commonly used in international practice in valuing enterprises in the Company’s industry on a going concern basis, but, where the assets or equity interests in question constitute State-owned assets under Applicable Laws, it shall refer to a valuation method which complies with, and satisfies the requirements of Applicable Laws relating to State-owned assets.
“Intellectual Property Rights” or “IPR” means any and all rights in any invention, discovery, improvement, utility, model, copyrightable work, industrial design or mask work, algorithm, data structure, trade secrets or know-how, Confidential Information, or any idea having commercial value. IPR shall include any trademark, trade dress, trade name, domain name, or other marks that serve to identify and distinguish goods or services as coming from, or falling under the control of, a single source. IPR shall include all rights of whatsoever nature in computer software and data, all intangible rights or privileges of a nature similar to any of the foregoing in every case in any part of the world and whether or not registered, and all rights in any applications and granted registrations for any of the foregoing rights.
“Investment Certificate” means a certificate issued by the Company to any person in accordance with the provisions of Article 5.5, in respect of any capital contribution made by that person to the Company.
“Labour Union” means the labour union of the Company established in accordance with the PRC Labour Union Law, the EJV Law and other relevant Applicable Laws and regulations of the PRC.

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Schedule A-2

“Management Personnel” means the Company’s General Manager, Deputy General Manager, Chief Financial Officer and other personnel designated as such by the Board.
“Material Modification” means a modification (whether by means of the imposition of additional terms and conditions or otherwise) by the relevant government departments to, as the case may be, this Contract, the Articles of Association or the intended business scope of the Company, the Additional Permits or Tax Concessions as agreed or anticipated by the Parties, which in the opinion of either Party, will have a material adverse effect on the ability of Parties to achieve through the Company, their respective economic and operational objectives.
“MOFCOM” means the Ministry of Commerce of China or any of its predecessors.
“MOF” means the Ministry of Finance of China.
“Permits” means all Additional Permits, Pre-Establishment Permits, and a “Permit” means any of them.
“Renminbi” or “RMB” means the lawful currency of China from time to time.
“SAFE” means the State Administration of Foreign Exchange or its local branch.
“SAIC” means the State Administration of Industry and Commerce of China or the relevant local Administration for Industry and Commerce,
“Tax Concessions” means any concessions or incentives with respect to Taxes granted to the Company by the taxing bodies of the PRC.
“Taxes” means any and all applicable tax and taxes (including, but not limited to any value added tax or sales tax, stamp or other duty, levy, impost, charge, fee, deduction, or withholding of any nature and howsoever called or described) by whomsoever and wheresoever imposed, levied, collected or assessed.
“Trade Secrets” means any technology, information or business operation information which is unknown to the public, is capable of bringing about economic benefits to the rightful holder, has practical utility and which is subject to measures in place and carried out in order to keep it secret.
“United States Dollars” or “US$” means the lawful currency of the United States of America.
“Working Personnel” means all employees and staff of the Company other than the Management Personnel and the members of the Board.

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Schedule A-3

Part B — Interpretation
1.	A reference to any Applicable Laws or to any legislation, or to any provision of Applicable Laws or of any legislation includes a reference to such Applicable Laws or legislation as amended or modified from time to time.

2.	A reference to a “person” includes any individual or entity (including any company, business or other enterprise or entity, joint venture, institution, state or government department), as the context permits,

3.	References in this Contract to contracts, agreements or other documents, shall mean the same as amended from time to time.

4.	A reference to any PRC government authority, agency or department includes such authority or department at State, provincial, municipal and other levels.

5.	References in this Contract to government ministries, bureau, departments, commissions, agencies, etc. shall include all successor entities thereto.

6.	Headings are for convenience of reference only and shall not affect the construction or interpretation of this Contract.

7.	The words “includes” or “including” mean “includes without limitation” and “including without limitation” respectively.

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Schedule A-4

SCHEDULE B — CAPITAL CONTRIBUTION SCHEDULE
1.	Party A’s Registered Capital Contributions
     Party A’s total contribution to the registered capital of the Company representing a 51% share in the registered capital of the Company shall be the amount of [****] million Renminbi (RMB [****]).
     Party A shall make its contributions to the registered capital of the Company in accordance with the following schedule:
     Initial installment in the amount of [****] Renminbi (RMB [****]), or [****] percent ([****]%) of Party A’s total registered capital contribution to be made by Party A on or before the First Capital Contribution Date.
     Subsequent installments of payments to be made in accordance with the Company’s operational requirements as determined by the Board, provided that in any event the full amount of Party A’s registered capital contributions shall be made in full no later than the Final Capital Contribution Date.
     Subsequent installments of capital contribution by Party A can be made in cash or in kind. If in kind, the value of the property shall be evaluated and certified by an independent auditor, who shall be selected by the Parties from the pool of such auditors under the authorization by the appropriate government agencies of the PRC.
2.	Party B’s Registered Capital Contributions .
     Party B’s total contribution to the registered capital of the Company representing a 25% share in the registered capital of the Company shall be the amount of [****] million Renminbi ([****] RMB).
     Party B shall make its contributions to the registered capital of the Company in accordance with the following schedule:
     Initial installment in the amount of [****] RMB ([****] RMB), or [****] percent ([****]%) of Party B’s total registered capital contribution to be made by Party B on or before the First Capital Contribution Date. Such contribution shall be made via wire transfer in United States Dollar at the exchange rate as provided in the Contract.
     Subsequent installments to be made in accordance with the Company’s operational requirements as determined by the Board, provided that in any event the full amount of Party B’s registered capital contributions shall be made in full no later than the Final Capital Contribution Date.
     Subsequent installments of capital contribution by Party B can be made in cash or in kind. If in kind, the value of the property shall be evaluated and certified by an independent auditor, who shall be selected by the Parties from the pool of such auditors under the authorization by the appropriate government agencies of the PRC.
3.	Party C’s Registered Capital Contributions
     Party C’s total contribution to the registered capital of the Company representing a 24% share in the registered capital of the Company shall be the amount of [****] million Renminbi ([****] RMB).
     Party C shall make its contributions to the registered capital of the Company in accordance with me following schedule:
     Initial installment in the amount of [****] RMB ([****] RMB), or [****] percent ([****]%) of Party C’s total registered capital contribution to be made by Party C on or before the First Capital Contribution Date. Such contribution shall be made via wire transfer in United States Dollar at the exchange rate as provided in the Contract.

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Schedule B-1

     Subsequent installments to be made in accordance with the Company’s operational requirements as determined by the Board, provided that in any event the full amount of Party C’s registered capital contributions shall be made in full no later than the Final Capital Contribution Date.
     Subsequent installments of capital contribution by Party C can be made in cash or in kind. If in kind, the value of the property shall be evaluated and certified by an independent auditor who shall be selected by the Parties from the pool of such auditors under the authorization by the appropriate government agencies of the PRC.
4.	Miscellaneous
4.1	To the extent practicable, each Party shall make each of its initial and subsequent registered capital contribution installments at the same time as the corresponding installment to be made by the other Parties

4.2	With respect to the in-kind registered capital contributions (each an “In-kind Contribution Asset”) to be made by a Party (“Contributing Party”) hereunder, such Contributing Party hereby represents and warrants to the other Parties that as of the date of the signing of this Contract, the Effective Date, the Business License Issuance Date and the date of contribution of each such In-kind Contribution Asset:
(a)	The Contributing Party possesses all rights, title and interest in and to each such In-kind Contribution Asset;

(b)	No In-kind Contribution Asset is jointly owned by or subject to any Encumbrance in favor of or claim of any third party, and

(c)	If in-kind contribution is land or land use rights, the Contributing Party shall provide sufficient legal approval of its right over the land, the duration of the assigned granted land use rights, compliance by the Contributing Party with the terms of the underlying land grant contract, whether the land grant premium and land price have been paid in full, whether the land has any contamination or other environmental issues etc.

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Schedule B-2